Exhibit 99.1

RESMED ANNOUNCES RECORD FINANCIAL RESULTS FOR

QUARTER AND NINE MONTHS ENDED MARCH 31, 2005

SAN DIEGO, California, May 5, 2005 - ResMed Inc. (NYSE: RMD) today announced record revenue and income results for the quarter ended March 31, 2005. Revenue for the quarter was $108.5 million, a 19% increase over the quarter ended March 31, 2004. For the March 31, 2005 quarter, income from operations and net income, both excluding the impact of restructuring expenses described below, were $28.6 million and $18.9 million, an increase of 27% and 26% respectively. Diluted earnings per share, excluding the impact of restructuring expenses, for the quarter ended March 31, 2005 were $0.52, an increase of 21%, compared to the March 2004 quarter. Net income for the current quarter was $17.9 million or $0.50 per diluted share including after-tax restructuring expenses of $1.0 million. Gross margin was 65%.

Selling, general and administration (SG&A) costs for the quarter were $34.4 million, an increase of $6.2 million over the same period in fiscal 2004. The increase in SG&A related primarily to an increase in selling and administration personnel to meet expanding opportunities in the sleep-disordered breathing market. SG&A expenditure as a percentage of revenue was 32% in the March quarter compared to 31% in the same period in fiscal 2004.

Research and development expenditure, at approximately 7% of revenues, increased 6% during three months ended March 31, 2005, to $7.2 million from $6.9 million in the quarter ended March 31, 2004. The increase reflects ResMed’s continuing commitment to clinical research and product development. ResMed intends to continue to spend approximately 7% of revenues on R&D during the rest of the fiscal year 2005.

For the nine months ended March 31, 2005, revenues were $300.1 million, an increase of 22% over the $246.4 million for the nine months ended March 31, 2004. For the nine months ended March 31, 2005, income from operations and net income, both excluding the impact of restructuring expenses and foundation donations were $78.6 million and $52.3 million, an increase of 28% and 25% respectively. Net income for the nine months ended March 31, 2005 was $49.2 million or $1.38 per diluted share including after tax restructuring expenses of $2.8 million.

Restructuring expenses incurred during the quarter ended March 31, 2005 of $1.6 million ($1.0 million net of tax) consisted of expenses associated with the previously-announced integration of the Company’s German operations.

With the financial information included in this press release, the Company is providing a tabular reconciliation of GAAP operating income and GAAP net income with operating income, and net income, excluding the impact of restructuring expenses and excluding the impact of the donation to the foundation, for the three month and nine month periods ended March 31, 2005 and 2004.

Inventory at $75.5 million, increased by $10.6 million compared to December 2004 levels reflecting management’s decision to increase inventory levels to support increased sales volumes together with a specific inventory build associated with the introduction of the S8, ResMed’s new flow generator. Accounts receivable days sales outstanding, at 70 days, increased compared to the December 2004 quarter of 66 days.

Peter C. Farrell PhD, Chairman and Chief Executive Officer, commented, “ResMed’s sales and profit growth in the third quarter of fiscal 2005 are an encouraging indication of our continued success in expanding the market for our sleep disordered breathing products. Domestic sales increased by 29% over the March 2004 quarter to $57.9 million, reflecting favorable market conditions and strong demand for our new Mirage Swift patient interface. International sales increased by 9% over the March 2005 quarter, to $50.6 million, reflecting acceptable growth in most markets, offset by German results. German revenues were impacted by the previously-announced integration of our German operations, which has caused some administrative delays in order processing. Excluding Germany and the impact of acquisitions of Resprecare and Hoefner, international sales increased 16% for the quarter, reflecting solid growth in the rest of Europe and Asia. Our operating cash flow for the March quarter was $10.9 million, lower than the previous quarter, primarily reflecting increases in working capital, particularly inventory and accounts receivable.”

Dr. Farrell continued, “In the March quarter we were pleased to introduce our S8 Escape flow generator, one of the smallest devices on the market. The Escape launch in the U.S. is the beginning of a phased launch of the new S8 flow generator platform, which we expect to continue over the next 12 months. During the quarter, we also expanded our international operations with the acquisition of Hoefner Medizintechnik GmbH, our distributor in Bavaria, Germany. We continue to evaluate additional opportunities for international expansion. Our newly announced acquisition of Saime SA, a leader in ventilatory products and technology in Europe, positions us to capitalize on the attractive market opportunities in both non-invasive ventilation and sleep-disordered breathing in Europe. By the end of the fiscal year, we expect to have completed integration of our German operations and to be selling a complete line of ventilation products into the European homecare market.”

About ResMed

ResMed is a leading manufacturer of medical equipment for the treatment and management of sleep-disordered breathing and other respiratory disorders. We are dedicated to developing innovative products to improve the lives of those who suffer from these conditions and to increasing awareness among patients and healthcare professionals of the potentially serious health consequences of untreated sleep-disordered breathing. For more information on ResMed, visit www.resmed.com.

ResMed will host a conference call at 1:30 p.m. U.S. Pacific Daylight Time (USPDT) today to discuss these quarterly results. Individuals wishing to access the conference call may do so via ResMed’s Web site at www.resmed.com or by dialing (800) 510-9834 (domestic) or +1 (617) 614-3669 (international) and entering conference I.D. No. 95374372. Please allow extra time prior to the call to visit the Web site and download the streaming media player (Windows Media Player) required to listen to the Internet broadcast. The online archive of the broadcast will be available approximately 90 minutes after the live call and will be available for two weeks. A telephone replay of the conference call is available by dialing (888) 286-8010 (domestic) and +1 (617) 801-6888 (international) and entering conference I.D. No. 39008246.

Further information can be obtained by contacting Hillary Theakston at ResMed Inc. San Diego (858) 746-2610; Brett Sandercock at ResMed Limited Sydney on (+61 2) 9886-5406; or by visiting the Company’s multilingual Web site at www.resmed.com.

Statements contained in this release that are not historical facts are “forward-looking” statements as contemplated by the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements regarding the Company’s future revenue, earnings or expenses, new product development and new markets for the Company’s products, are subject to risks and uncertainties, which could cause actual results to materially differ from those projected or implied in the forward-looking statements. Those risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K for its most recent fiscal year and in other reports the Company files with the US Securities & Exchange Commission. Those reports are available on the Company’s Web site.

- More -

RESMED INC. & SUBSIDIARIES

Consolidated Statements of Income (Unaudited)

(In US$ thousands, except per share data)

	Three months ended March 31,		Nine months ended March 31,
	2005	2004	2005	2004
Net revenue	$108,454	$91,277	$300,080	$246,447
Cost of sales	38,159	33,727	104,996	89,315

Gross profit	70,295	57,550	195,084	157,132

Operating expenses:
Selling, general and administrative	34,449	28,201	94,582	76,153
Donation to Foundation	—	—	500	500
Research and development	7,240	6,858	21,901	19,641
Restructuring expenses	1,579	—	4,505	—

Total operating expenses	43,268	35,059	121,488	96,294

Income from operations	27,027	22,491	73,596	60,838

Other income (expenses), net
Interest income (expense), net	9	(437)	(471)	(1,199)
Other, net	(340)	211	370	1,442

Total other income (expenses), net	(331)	(226)	(101)	243

Income before income taxes	26,696	22,265	73,495	61,081
Income taxes	8,819	7,236	24,288	19,652

Net income	$17,877	$15,029	$49,207	$41,429

Basic earnings per share	$0.52	$0.45	$1.44	$1.23
Diluted earnings per share(1)	$0.50	$0.43	$1.38	$1.18

Diluted earnings per share excluding the impact of restructuring expenses and donation(1) & (2)	$0.52	$0.43	$1.47	$1.19

Basic shares outstanding	34,482	33,639	34,127	33,651
Diluted shares outstanding(1)	37,745	35,055	37,324	35,063

(1)	See reconciliation of Basic and Diluted Earning per Share in table at end of press release.
(2)	See reconciliation of non-GAAP financial measures in table at end of press release.

- More -

RESMED INC. & SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

(In US$ thousands except share and per share data)

	March 31, 2005	June 30, 2004
ASSETS
Current assets:
Cash and cash equivalents	$136,700	$128,907
Marketable securities - available for sale	37,949	12,021
Accounts receivable, net	89,109	67,242
Inventories	75,459	55,797
Deferred income taxes	15,859	7,041
Prepaid expenses and other current assets	8,421	6,821

Total current assets	363,497	277,829

Property, plant and equipment, net	170,013	147,268
Goodwill and Intangibles	131,190	110,889
Other assets	9,602	8,173

Total Non current assets	310,805	266,330

Total assets	$674,302	$544,159

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$23,261	$18,574
Accrued expenses	31,294	22,591
Income taxes payable	19,459	8,470
Deferred revenue	11,730	8,759
Current portion of deferred profit on sale leaseback	442	2,197

Total current liabilities	86,186	60,591

Non Current Liabilities:
Deferred revenue	10,863	8,819
Convertible subordinated notes	113,250	113,250

Total Non-current liabilities	124,113	122,069

Total liabilities	210,299	$182,660

Stockholders’ Equity:
Common Stock	139	135
Additional paid-in capital	170,867	132,875
Retained earnings	266,863	217,656
Treasury stock	(41,405)	(30,440)
Accumulated other comprehensive income	67,539	41,273

Total stockholders’ equity	464,003	361,499

Total liabilities and stockholders’ equity	$674,302	$544,159

- More -

Reconciliation of Non-GAAP Financial Measures (Unaudited)

(Dollars in thousands except per share amounts)

In managing its business, ResMed makes use of certain non-GAAP financial measures in evaluating the Company’s results of operations. The measure, “operating income, excluding the impact of restructuring expenses and donation to foundation,” is reconciled with GAAP operating income in the table below:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2005	2004	2005	2004
GAAP operating income	27,027	22,491	73,596	60,838
Restructuring expenses	1,579	—	4,505	—
Donation to Foundation	—	—	500	500
Operating income, excluding the impact of restructuring expenses and donation to foundation	28,606	22,491	78,601	61,338

The measure, “net income, excluding the impact of restructuring expenses and donation to foundation,” is reconciled with GAAP net income in the table below:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2005	2004	2005	2004
GAAP net income	17,877	15,029	49,207	41,429
Restructuring expenses, net of tax	1,011	—	2,816	—
Donation to foundation, net of tax	—	—	310	310
Net income, excluding the impact of restructuring expenses and donation to foundation	18,888	15,029	52,333	41,739
Diluted shares outstanding	37,745	35,055	37,324	35,063
Diluted earnings per share, excluding the impact of restructuring expenses and donation to foundation	$0.52	$0.43	$1.47	$1.19

ResMed believes that presenting diluted earnings per share, excluding the impact of restructuring expenses and donation to foundation, is an additional measure of performance that investors can use to compare operating results between reporting periods. Management of the Company uses this information in evaluating the Company’s results of operations and believes that this information also provides investors better insight in evaluating the Company’s earnings performance from core operations. The events giving rise to these restructuring expenses and donation to foundation are not associated with the Company’s normal operating business and are expected to result in future market opportunities, cost savings, and other benefits.

- More -

Reconciliation of Basic and Diluted Earnings per Share (Unaudited)

(Dollars in thousands except per share amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2005	2004	2005	2004
Numerator:
Net Income	$17,877	$15,029	$49,207	$41,429
Adjustment for interest and deferred borrowing costs, net of income tax effect(1)	821	—	2,464	—

Net income, used in calculating diluted earnings per share	$18,698	$15,029	$51,671	$41,429

Adjustment for restructuring expenses	1,011	—	2,816	—
Adjustment for Donation to foundation	—	—	310	310

Net income, used in calculating diluted earnings per share, excluding the impact of restructuring expenses and donation to foundation	19,709	15,029	54,797	41,739

Denominator:

Basic weighted-average common shares outstanding	34,482	33,639	34,127	33,651

Effect of dilutive securities:
Stock options	1,394	1,416	1,328	1,412
Convertible subordinated notes(1)	1,869	—	1,869	—

Diluted potential common shares	3,263	1,416	3,197	1,412

Diluted weighted average shares	37,745	35,055	37,324	35,063

Basic earnings per share	$0.52	$0.45	$1.44	$1.23
Diluted earnings per share	$0.50	$0.43	$1.38	$1.18

Diluted earnings per share, excluding the impact of restructuring expenses and donation to foundation	$0.52	$0.43	$1.47	$1.19

(1)	Diluted earnings per share has been calculated after adjusting the numerator (net income) by $821,000 and $2,464,000 for the three months and nine months ended March 31, 2005, respectively, for the effect of assumed conversion of our convertible notes.

###